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THIS CONSULTING AGREEMENT is made effective as of the 1st day of March, 1999

BETWEEN:

                  KAZARI INTERNATIONAL INC.

                  (hereinafter referred to as the "Company")

                                                              OF THE FIRST PART

AND:

                  MILLENIUM ADVISORS INC.

                  (hereinafter referred to as the "Consultant")

                                                             OF THE SECOND PART


WHEREAS the Company desires to retain the Consultant to provide advice and services with respect to: mergers and acquisitions, corporate structuring, corporate administration, raising financing, and such other advice and services as may be reasonably requested from time to time pursuant to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual convenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged be each, the parties hereto agree as follows:

                                    ARTICLE 1
                     APPOINTMENT AND AUTHORITY OF CONSULTANT

1.1               APPOINTMENT OF CONSULTANT

                  The Company hereby appoints the consultant to provide advice and services for the benefit to the Company as hereinafter set forth, and the Company hereby authorizes the Consultant to exercise such powers as provided under this Agreement. The Consultant accepts such appointment on the terms and conditions herein set forth.


1.2               AUTHORITY OF CONSULTANT

                  The Consultant shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company.

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1.3               INDEPENDENT CONTRACTOR

                  In performing its services hereunder, the Consultant shall be an independent contractor and not an employee or agent of the Company, except that the Consultant shall be the agent of the Company solely in circumstances where the Consultant must be the agent to carry out its obligations as set forth in this Agreement.

                  Nothing in this Agreement shall be deemed to require the Consultant to provide its services exclusively to the Company and the Consultant hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers by statute on the Consultant's behalf and the Consultant or any of its agents or employees shall not be entitled to any benefits proved by the Company to its employees.

                  The Company acknowledges that since the Consultant is an independent contractor and not an employee of the Company, the Consultant shall have direction and control of the manner, methods, techniques and procedures used by its agents or employees to perform the services described herein, notwithstanding Article 2.1(d) of this Agreement.

                                    ARTICLE 2
                             CONSULTANT'S AGREEMENT

2.1               CONSULTANT'S ACTIVITIES

                  The Consultant shall:

         (a) provide the Company with advice with respect to mergers and acquisitions, corporate structuring, and corporate administration;

         (b) assist the Company in raising financing for which the consultant will be paid finders' fees as described in Appendix "A" Finders Fee Agreement;

         (c) provide such other advice and services as may be reasonably requested from time to time pursuant to the terms of this Agreement; and

         (d) at all times be subject to the direction of the Company, and shall keep the Company informed as to all matters concerning the Consultant's activities.

2.2               BOOKS AND RECORDS

                  At all times during the term of this Agreement, the Consultant shall cause accurate books and records of all expenditures made by it in connection with the activities being performed for the Company under this Agreement to be kept and keep all invoices, receipts and vouchers relating thereto.
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2.3               EXPENSE STATEMENTS

                  The Consultant shall be entitled, subject to proper documentation, reimbursement by the Company for all reasonable expenses incurred by the Consultant in carrying out its duties hereunder. The Consultant shall obtain from the C.F.O. of Kazari pre-approved for any expenditure over US$500.00.

                                    ARTICLE 3
                              COMPANY'S AGREEMENTS

3.1               COMPENSATION OF CONSULTANT

                  As compensation for the services rendered by the Consultant pursuant to this Agreement, the Company shall pay to the Consultant, in addition to reasonable expenses to be reimbursed to the Consultant in accordance with
Section 2.3, the sum of TWENTY THOUSAND DOLLARS in the lawful currency of the United States of America (US$20,000) per month, payable as to one half on the 15th and 30th of each month, or if a Saturday, Sunday or holiday the next following business day.



                                    ARTICLE 4
                        DURATION, TERMINATION AND DEFAULT

4.1               EFFECTIVE DATE

                  This Agreement shall become effective as of the 1st day of March, 1999 and shall remain in force for a period of one year.

4.2               TERMINATION

                  This Agreement may be terminated by either party by giving the other sixty (60) days written notice of such termination.

4.3               DUTIES UPON TERMINATION

                  Upon termination of this Agreement for any reason, the Consultant shall upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

         (a) a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and

         (b) all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts.
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4.4               COMPENSATION OF CONSULTANT ON TERMINATION

                   Upon termination of this Agreement, the Consultant shall be entitled to receive as its full and sole compensation in discharge of obligations of the Company to the Consultant under this Agreement, all sums due and payable under this Agreement to the date of termination and the Consultant shall have no right to receive any further payments; provided, however, that the Company shall have the right to offset against any payment owing to the Consultant under this Agreement any damages, liabilities, costs or expenses suffered by the Company by reason of the fraud, negligence or wilful act of the Consultant to the extent such right have not been waived by the Company.

                                    ARTICLE 5
                                 CONFIDENTIALITY

5.1               OWNERSHIP OF WORK PRODUCT

                  All reports, documents, concepts, products and processes together with any marketing schemes, business or sales contracts, or any business opportunities prepared, produced developed, or acquired, by or at the direction of the Consultant, directly or indirectly, in connection with or otherwise developed by the Consultant in accordance with this Agreement (collectively, the "Work Product") shall belong exclusively to the Company which shall be entitled to all moral rights, interest, profits or benefits in respect thereof. No copies, summaries or other reproductions or any Work Product shall be made by the Consultant or any of its agents or employees without the express permission of the Company.

5.2               CONFIDENTIALITY

                  The Consultant shall not, except as authorized or required by his duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to the knowledge of the Consultant during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to the Consultant and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company's business or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit to point of time but shall cease to apply to information or knowledge which may come into public domain.

                  The Consultant shall comply, and shall cause its agents and employees to comply, with this Section 5.2 and with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information. The Company may require that any agent or employee of the Consultant execute an agreement with the Company regarding the confidentiality of all such information.
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                                    ARTICLE 6
                             REGULATORY REQUIREMENTS

6.1               AGREEMENT SUBJECT TO APPLICABLE REGULATORY REQUIREMENTS

                  The parties hereto agree that this Agreement will be subject to all applicable regulatory requirements and regulatory approvals, if any, and will take all steps necessary to comply with and obtain any such requirements or approvals.

                                    ARTICLE 7
                                  MISCELLANEOUS

7.1               WAIVER OR CONSENTS

                  No consent , approval or waiver, express or implied, by either party hereto, to or of any breach of default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

7.2               GOVERNING LAW

                  This Agreement shall be governed by the laws of Ontario.

7.3               SUCCESSORS, ETC.

                  This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors and permitted assigns.

7.4               SUBCONTRACTS AND ASSIGNMENT

                  The Consultant may delegate or subcontract any duties or obligations or arising hereunder, or any portion thereof. However, no such delegation or subcontracting shall relieve the Consultant from any of its obligations under this Agreement and a subcontractor shall, as between the Company and the Consultant, be deemed to the agent of the Consultant.

                  This Agreement may not be assigned by any party except with the prior written consent of the other party hereto.

                  In the event that this Agreement or any portion thereof is assigned or subcontracted, any such assignment or subcontract shall be made subject to the terms of this Agreement and the Consultant shall require the assignee or subcontractor, as the case may be, to
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acknowledge such terms in writing at the time the assignment or subcontract agreement is executed.

7.5               ENTIRE AGREEMENT AND MODIFICATION

                  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective, any modification of this Agreement must be in writing and signed by both parties hereto.

7.6               HEADINGS

                  The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything contained or govern the rights or liabilities of the parties hereto.

7.7               NOTICES

                  All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or forty-eight (48) hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Consultant as follows:

                  The Company:

                           KAZARI INTERNATIONAL INC.
                           BCE PLACE
                           181 Bay Street
                           Suite 3730
                           Toronto, ON   M5J 2T3
                           Fax number:  416 214-0585
                           Attention:  CEO or President

                  The Consultant:

                           MILLENIUM ADVISORS INC.
                           50 Prince Arthur Street
                           Suite 102
                           Toronto, ON
                           Fax number:  416 921-7039

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.
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7.8               TIME OF THE ESSENCE

                  Time is of the essence.

7.9               FURTHER ASSURANCES

                  The parties herein agree from time to time after all the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

7.10              EXCEPTIONS

                  This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

                  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the day and year first above written.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


KAZARI INTERNATIONAL INC.                   MILLENIUM ADVISORS INC.

Per:                                        Per:




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Authorized Signatory                        Authorized Signatory